UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Criteo S.A.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Paris, May 29, 2020

Dear Shareholder,

We are pleased to hereby inform you that you are convened to the CRITEO S.A. (the “Company”) combined ordinary and extraordinary shareholders’ meeting to be held on June 25, 2020 at 2:00 p.m., Paris time (the “Combined Shareholders Meeting”), in order to deliberate on the agenda detailed in the enclosed document.

In the context of the COVID-19 pandemic, and in compliance with the special rules enacted by the French government to prevent the spreading of this virus (notably ordinance n°2020-321 dated March 25, 2020 adapting the conditions in which shareholders’ meetings are held), the Board of directors of Criteo S.A. (the “Company”) decided that the Combined Shareholders Meeting will be held in closed session, i.e., without the presence of the shareholders and any other person entitled to attend it. Therefore, you shall not be able to attend in person such meeting, but will be able to vote or be represented by proxy under the conditions set forth below.

The Company has set up an alternative process enabling you to view a live webcast of the Combined Shareholders Meeting in a “listen-only” mode through a link that will be posted on the portion of the Company’s website dedicated to the Combined Shareholders Meeting, which can be found at https://criteo.investorroom.com/annuals. However, it will not be possible to vote during the meeting.

Therefore, we strongly recommend that you exercise your rights as shareholder before the holding of the Combined Shareholders Meeting, either by voting by mail or by being represented by the Chairman of the Combined Shareholders Meeting. Exceptionally, we urge you not to give proxy to a third party as the latter will not be able to attend the Combined Shareholders Meeting, and to favor the vote by email or by giving proxy to the Chairman of the Combined Shareholders Meeting.

To that end, you can request a voting or proxy form and return it to BNP Paribas Securities Services at the address provided below. All requests for voting or proxy forms must be received by BNP Paribas Securities Services (Services Assemblées Générales) at the address mentioned below at least six days before the date of the Combined Shareholders Meeting, i.e., on June 19, 2020 at the latest.

Further, if you choose to vote by mail, please note that to be taken into account, the voting forms must be received by BNP Paribas Securities Services (Services Assemblées Générales) by June 21, 2020 at the latest.

Any request and/or correspondence relating to the Combined Shareholders Meeting, including proxy forms must be sent to:

BNP Paribas Securities Services

Les Grands Moulins de Pantin

Services Assemblées Générales

9 rue du Débarcadère

93761 Pantin Cedex - France

Tél. : + 33.1.57.43.02.30

You can also raise written questions in advance of the meeting. These questions must be sent to the Company at the latest on the fourth (4th) business day prior to the date on which the Combined Shareholders Meeting is held, i.e., June 19, 2020 included, to the attention of the Chief Executive Officer of the Company, either by letter sent with acknowledgment of receipt to the Company’s registered office, or by email at the following address: AGM@criteo.com, in each case accompanied with a shareholding certificate. Given the current health context, we strongly recommend to favor communications via email. Any questions raised in advance of the meeting in accordance with these procedures will be addressed by the Company during the Combined Shareholders Meeting.

Since the Combined Shareholders Meeting will be held without the presence of shareholders and the live webcast will be available in “listen-only” mode, you will not be allowed to raise oral questions during such meeting.

Criteo - 32 Rue Blanche, 75009 Paris, France - Tél +33 (0)1 .40.40.22.90
SA au capital de 1,651,008.05 € - RCS Paris 484 786 249 00066 - APE 6202A

Shareholders will also not be allowed to modify the text of the resolutions nor to submit new resolutions during the Combined Shareholders Meeting. We recommend that you regularly check out our webpage dedicated to the Combined Shareholders Meeting available at https://criteo.investorroom.com/annuals.

Any documents that must be made available to the shareholders pursuant to applicable laws, will be available, within the legal time period, upon request sent to the following email address: AGM@criteo.com, together with a shareholding certificate.

Note that you can also find all information regarding the Combined Shareholders Meeting online on the Company’s Investor Relations website: http://criteo.investorroom.com/annuals.

Yours sincerely,

For the Board of Directors
Jean-Baptiste Rudelle
Chairman of the Board

Encl.: agenda of the Combined Shareholders Meeting

COMBINED SHAREHOLDERS MEETING OF JUNE 25, 2020
Agenda for the Ordinary Shareholders’ Meeting

1.	renewal of the term of office of Mr. Jean-Baptiste Rudelle as Director,

2.	renewal of the term of office of Mr. James Warner as Director,

3.	renewal of the term of office of Mr. Edmond Mesrobian as Director,

4.	renewal of the term of office of Ms. Marie Lalleman as Director,

5.	non-binding advisory vote to approve the compensation for the named executive officers of the Company,

6.	approval of the statutory financial statements for the fiscal year ended December 31, 2019,

7.	approval of the consolidated financial statements for the fiscal year ended December 31, 2019,

8.	approval of the allocation of profits for the fiscal year ended December 31, 2019,

9.	approval of an agreement referred to in Articles L. 225-38 et seq. of the French Commercial Code (Indemnification agreement entered into with Ms. Marie Lalleman),

10.	approval of an agreement referred to in Articles L. 225-38 et seq. of the French Commercial Code (Indemnification agreement entered into with Ms. Megan Clarken),

11.	approval of an agreement referred to in Articles L. 225-38 et seq. of the French Commercial Code (Consultancy agreement entered into with the company Rocabella),

12.	delegation of authority to the Board of Directors to execute a buyback of Company stock in accordance with Article L. 225-209-2 of the French Commercial Code,

Agenda for the Extraordinary Shareholders’ Meeting

13.
delegation of authority to the Board of Directors to reduce the Company’s share capital by cancelling shares as part of the authorization to the Board of Directors allowing the Company to buy back its own shares in accordance with the provisions of Article L. 225-209-2 of the French Commercial Code,

14.
authorization to be given to the Board of Directors to reduce the Company’s shares capital by cancelling shares acquired by the Company in accordance with the provisions of Article L. 225- 208 of the French Commercial Code,

15.	delegation of authority to the Board of Directors to reduce the share capital by way of a buyback of Company stock followed by the cancellation of the repurchased stock,

16.
authorization to be given to the Board of Directors to grant OSAs (options to subscribe for new Ordinary Shares) or OAAs (options to purchase Ordinary Shares) of the Company, pursuant to the provisions of Articles L. 225-177 et seq. of the French Commercial Code without shareholders' preferential subscription right,

17.
authorization to be given to the Board of Directors to grant time-based restricted stock units (“Time-Based RSUs”) to employees and corporate officers of the Company and employees of its subsidiaries pursuant to the provisions of Articles L.225-197-1 et seq. of the French Commercial Code, without shareholders' preferential subscription right,

18.
authorization to be given to the Board of Directors to grant performance-based restricted stock units ("Performance-Based RSUs") to employees and corporate officers of the Company and employees of its subsidiaries pursuant to the provisions of Articles L.225-197-1 et seq. of the French Commercial Code from time to time, without shareholders' preferential subscription right,

19.	approval of the maximum number of shares that may be issued or acquired pursuant to the authorizations and delegations pursuant to items 16 to 18 above,

20.
delegation of authority to the Board of Directors to increase the Company’s share capital by issuing ordinary shares, or any securities giving access to the Company’s share capital, while preserving the shareholders’ preferential subscription rights,

21.
delegation of authority to the Board of Directors to increase the Company’s share capital by issuing ordinary shares, or any securities giving access to the Company’s share capital, through a public offering, without shareholders’ preferential subscription rights,

22.
delegation of authority to the Board of Directors to increase the Company’s share capital by issuing ordinary shares, or any securities giving access to the Company’s share capital, for the benefit of a category of persons meeting predetermined criteria (underwriters), without shareholders’ preferential subscription rights,

23.
delegation of authority to the Board of Directors to increase the number of securities to be issued as a result of a share capital increase with or without shareholders’ preferential subscription rights pursuant to items 20 to 22 above, and pursuant to the delegation adopted by the 24th resolution of the Shareholders’ Meeting held on May 16, 2019,

24.
delegation of authority to the Board of Directors to increase the Company’s share capital by way of issuing shares and securities giving access to the Company’s share capital for the benefit of members of a Company savings plan (plan d'épargne d’entreprise),

25.	approval of the overall limits on the amount of ordinary shares to be issued pursuant to items 20 to 22, item 24 above and to item 27 below,

26.
delegation of authority to the Board of Directors to decide on any merger-absorption, split or partial asset contribution pursuant to the provisions of Article L. 236-9 II of the French Commercial Code,

27.
Delegation of authority to the Board of Directors to increase the Company’s share capital by way of issuing shares or securities giving access to the Company’s share capital in the scope of a merger-absorption decided by the Board of Directors pursuant to item 26 above,

28.
amendment of Article 12 of the by-laws “Board of Directors’ meetings” to comply with the new legal provisions of the French Commercial Code to provide to the Board of Directors the faculty to take certain decisions by written consultation,

29.	amendment of Article 13 of the by-laws “powers of the Board of Directors” to comply with the new provisions of the “Loi Pacte” relating to the attribution of the Board of Directors,

30.
amendment of Article 19 of the by-laws “general shareholders’ meetings” to comply with the new legal provisions of the French Commercial Code relating to the methods of determination of the required majority for the adoption of resolutions by general shareholder’ meetings.